As filed with the Securities and Exchange Commission on June 29, 2021.

No. 333-257233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ryan Specialty Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6411	86-2526344
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Two Prudential Plaza

180 N. Stetson Avenue

Suite 4600

Chicago, IL 60601

Telephone: (312) 784-6001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick G. Ryan

Two Prudential Plaza

180 N. Stetson Avenue

Suite 4600

Chicago, IL 60601

Telephone: (312) 784-6001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert, P.C. Craig Garvey Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 (312) 862-2000	Michael Kaplan Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Common Stock, par value $0.001 per share	$100,000,000	$10,910

(1)	Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	The registrant previously paid the registration fee of $10,910 in relation to its filing of its initial Registration Statement on Form S-1 (No. 333-257233) on June 21, 2021.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-257233) is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and registrar fees		*
Miscellaneous expenses		*

Total expenses	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2018, we have made sales of the following unregistered securities:

(a) Class A common stock

•

On March 5, 2021, Ryan Specialty Group Holdings, Inc. issued 10,000 shares of its Class A common stock to Ryan Specialty Group, LLC for $10.00. Such shares will be redeemed for nominal or no consideration in connection with the consummation of this offering.

•

Following the effectiveness of this registration statement, we expect to issue                  shares of our Class A common stock in connection with the transactions that we refer to as the Organizational Transactions. These shares will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.

(b) Class B common stock

•

Following the effectiveness of this registration statement, we expect to issue                  shares of our Class B common stock in connection with the transactions that we refer to as the Organizational Transactions. These shares will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment. The issued shares will be exchanged on a pro rata basis and the consideration will represent the same investment in the Ryan Specialty Group, LLC business already held by such investors, but in a different form.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(i)	Exhibits

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

2.1§**	Equity Purchase Agreement, dated as of June 23, 2020, by and among Nick Cortezi, All Risks Specialty, LLC, Independent Claims Services, LLC, Skipjack Premium Finance Company, Matthew Nichols, and Ryan Specialty Group, LLC

2.2**	First Amendment to the Equity Purchase Agreement, dated as of August 31, 2020, by and among Nick Cortezi, All Risks Specialty, LLC, Independent Claims Services, LLC, Skipjack Premium Finance Company, Matthew Nichols, and Ryan Specialty Group, LLC

3.1**	Certificate of Incorporation of Ryan Specialty Group Holdings, Inc., as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of Ryan Specialty Group Holdings, Inc. to be in effect at or prior to the consummation of this offering.

3.3**	Bylaws of Ryan Specialty Group Holdings, Inc., as currently in effect

3.4**	Form of Amended and Restated Bylaws of Ryan Specialty Group Holdings, Inc. to be in effect upon the closing of this offering

4.1**	Form of Registration Rights Agreement

5.1*	Opinion of Kirkland & Ellis LLP

10.1+**	Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan

10.2§**	Form of Tax Receivable Agreement

10.3**	Form of Amended and Restated Operating Agreement of Holdings LLC

10.4**	Form of Director and Officer Indemnification Agreement

10.5**	Form of Director Nomination Agreement

10.6§**	Credit Agreement, dated as of September 1, 2020, by and among Ryan Specialty Group, LLC and J.P. Morgan Chase Bank, N.A., as administrative agent

10.7§**	First Amendment to the Credit Agreement, dated as of March 30, 2021, by and among Ryan Specialty Group LLC, the parties named therein as lenders and JPMorgan Chase Bank, N.A., as administrative agent

Exhibit Number	Description

10.8+**	Form of Nonqualified Stock Option Agreement (Staking Option)

10.9+**	Form of Nonqualified Stock Option Agreement (Reload Option)

10.10+	Form of Restricted Stock Agreement

10.11+**	Form of Restricted Stock Unit Agreement

10.12+**	Letter Agreement, dated February 23, 2021, by and between Diane M. Aigotti and Ryan Specialty Group, LLC

10.13+**	Letter Re: Terms of Employment, dated August 4, 2011, between Diane Aigotti and Ryan Specialty Group Services, LLC

10.14+**	Employment Agreement, dated January 25, 2010, between Timothy Turner and Ryan Specialty Group Services, LLC

10.15+	Form of Class C Common Unit Agreement (Staking Unit)

10.16+	Form of Class C Common Unit Agreement (Reload Unit)

10.17+	Form of Common Unit Grant Agreement

10.18+	Form of Restricted LLC Unit Agreement

21.1**	List of subsidiaries of Ryan Specialty Group Holdings, Inc. (f/k/a Maverick Specialty, Inc.)

23.1**	Consent of Deloitte & Touche LLP, as to Ryan Specialty Group Holdings, Inc.

23.2**	Consent of Deloitte & Touche LLP, as to Ryan Specialty Group, LLC

23.3**	Consent of Deloitte & Touche LLP, as to All Risks Specialty, LLC (f/k/a All Risks, LTD.)

23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included on signature page)

99.1**	Consent of Director Nominees

*	Indicates to be filed by amendment.
**	Previously filed.
+	Indicates a management contract or compensatory plan or agreement.
§	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

(ii)	Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 29, 2021.

Ryan Specialty Group Holdings, Inc.

By:	/s/ Patrick G. Ryan
Name:	Patrick G. Ryan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick G. Ryan
Patrick G. Ryan	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2021.

/s/ Jeremiah R. Bickham
Jeremiah R. Bickham	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2021.